EXHIBIT 3.1

THIRD AMENDMENT TO
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
MID-CON ENERGY PARTNERS, LP

THIS THIRD AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MID-CON ENERGY PARTNERS, LP dated as of June 4, 2020 (this “Amendment”) is entered into by Mid-Con Energy GP, LLC (the “General Partner”), a Delaware limited liability company and the general partner of Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the General Partner in Section 13.1 of the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 20, 2011, as amended by the First Amendment thereto, dated as of August 11, 2016, and the Second Amendment thereto, dated as of January 31, 2018 (as amended, the “Partnership Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

RECITALS

WHEREAS, the Partnership is entering into a Contribution Agreement, dated the date hereof (the “Contribution Agreement”), with the Class A members and the Class B member (collectively, the “GP Members”) of the General Partner pursuant which the GP Members will contribute their respective limited liability company membership interests in the Company to the Partnership;

WHEREAS, Mid-Con Energy Properties, LLC, a wholly owned subsidiary of the Partnership, is entering into a fifteenth amendment, dated the date hereof (the “Credit Facility Amendment”), to its credit facility with Wells Fargo Bank, National Association, and the other financial institutions party thereto (collectively, the “Lenders”), and to induce the Lenders to enter into the Credit Facility Amendment, the Partnership is entering into certain restructuring transactions, including the adoption of this Amendment and the Contribution Agreement;

WHEREAS, Sections 5.10(c)(iv)(A) and (B) of the Partnership Agreement provide that the approval of a Class A Preferred Unit Majority shall be required to amend the Partnership Agreement in any manner (a) that adversely alters or changes the rights, powers, privileges or preferences or duties and obligations of the Class A Preferred Units or (b) that modifies any terms of the Class A Preferred Units;

WHEREAS, Sections 5.12(c)(iv)(A) and (B) of the Partnership Agreement provide that the approval of a Class B Preferred Unit Majority shall be required to amend the Partnership Agreement in any manner (a) that adversely alters or changes the rights, powers, privileges or preferences or duties and obligations of the Class B Preferred Units or (b) that modifies any terms of the Class B Preferred Units;

WHEREAS, Section 13.11 of the Partnership Agreement provides that, if authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing or by electronic transmission is signed or transmitted by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Outstanding Partnership Interests of the class or classes for which a meeting has been or would have been called (including Partnership Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted;

WHEREAS, (a) the General Partner has authorized the Class A Preferred Holders and the Class B Preferred Holders, respectively, to take action in writing or by electronic transmission to approve this Amendment and (b) Class A Preferred Holders holding, in the aggregate, a Class A Preferred Unit Majority, and Class B Preferred Holders holding, in the aggregate, a Class B Preferred Unit Majority, in each case, have executed a written consent approving this Amendment;

WHEREAS, Section 13.1(d)(1) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner, may amend any provision of the Partnership Agreement that the General Partner determines does not adversely affect the Limited Partners considered as a whole (or any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; provided, however, that for purposes of determining whether an amendment satisfies the requirements of such Section 13.1(d)(1), the General Partner may in its sole discretion disregard any adverse effect on any class or classes of Partnership Interests the holders of which have approved such amendment;

WHEREAS, effective after market close on April 9, 2020, the Partnership completed a 1-for-20 reverse split of its Outstanding Common Units (the “Reverse Split”);

WHEREAS, Sections 5.10(d)(ix) and Section 5.12(d)(ix) of the Partnership Agreement provide that, if the Partnership combines or reclassifies its Common Units into a smaller number of Common Units, then the respective Conversion Prices in effect as of the effective date of such combination or reclassification will be proportionately adjusted so that, thereafter, the conversion of Preferred Units after such time will entitle a Preferred Holder to receive the aggregate number of Common Units that such Preferred Holder would have been entitled to receive if such Preferred Units had been converted into Common Units immediately prior to the effective date of such combination or reclassification;

WHEREAS, the General Partner deems it advisable and in the best interest of the Partnership to effect this Amendment to amend the terms of the Preferred Units to provide that, after taking into account the Reverse Split, each such class of Preferred Units will be mandatorily and automatically converted into Common Units, effective immediately prior to Closing (as defined in the Contribution Agreement) at their respective Conversion Prices, and otherwise upon the terms, provided herein;

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner hereby adopts the following:

A.Amendment. The Partnership Agreement is hereby amended as follows:

1.Article I is hereby amended to add or restate, as applicable, the following definitions in Section 1.1 in the appropriate alphabetical order:

“Class A Conversion Price” means $3.3402.

“Class A Conversion Rate” means, for each Class A Preferred Unit, a number of Common Units equal to the quotient of (i) the Class A Preferred Unit Price divided by (ii) the Class A Conversion Price.

“Class B Conversion Price” means $2.8626.

“Class B Conversion Rate” means, for each Class B Preferred Unit, a number of Common Units equal to the quotient of (i) the Class B Preferred Unit Price divided by (ii) the Class B Conversion Price.

“Conversion Price” means the Class A Conversion Price or the Class B Conversion Price.

“Contribution Agreement” means that certain Contribution Agreement dated as of June 4, 2020.

2.Section 5.10(d) is hereby amended and restated as follows:

(d)	Conversion.

(i)Immediately prior to Closing (as defined in the Contribution Agreement), all of the Outstanding Class A Preferred Units shall be mandatorily and automatically converted into Common Units at the Class A Conversion Rate, without further action on the part of the Partnership, the General Partner or any Class A Preferred Holder.

(ii)The Partnership shall not make any payment with respect to any accrued but unpaid and accumulated distributions as of the Conversion Date.

(iii)In lieu of issuing any fractional Common Unit upon the conversion of a Class A Preferred Unit pursuant to this Section 5.10(d), the Partnership shall, in the sole discretion of the General Partner, round the number of Common Units issued upon conversion of each Class A Preferred Unit (A) up to the nearest whole Common Unit or (B) down to the nearest whole Common Unit and pay cash in lieu of any such fractional Common Unit.

(iv)The Common Units issued upon conversion of the Class A Preferred Units pursuant to this Section 5.10(d) shall be issued in book-entry form; provided that, following such conversion, a holder of converted Class A

Preferred Units may request that such Common Units be evidenced by Certificates in such form as the Board of Directors may approve.

(v)Upon conversion of the Class A Preferred Units pursuant to this Section 5.10(d), the rights of a holder of converted Class A Preferred Units as a Class A Preferred Holder shall cease with respect to such converted Class A Preferred Units, including any rights under this Agreement with respect to Class A Preferred Holders, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement. Each Class A Preferred Unit shall, as of the Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit(s) into which such Class A Preferred Unit converted.

(vi)The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class A Preferred Units. However, a Class A Preferred Holder whose Class A Preferred Units are converted shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Common Units being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties due because such Common Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(vii)All Common Units delivered upon conversion of the Class A Preferred Units in accordance with this Section 5.10(d) shall be (1) newly issued and (2) duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement and other than restrictions on transfer under applicable securities laws.

(viii)The Partnership shall comply with all applicable securities laws pertaining to the issuance of any Common Units upon conversion of Class A Preferred Units and, if the Common Units are then listed, quoted or admitted to trading on the NASDAQ or any other National Securities Exchange or other market, shall list or cause to have quoted or admitted to trading and keep listed, quoted or admitted to trading the Common Units issuable upon conversion of the Class A Preferred Units to the extent permitted or required by the rules of such exchange or market.

3.Section 5.11 is hereby deleted.

4.Section 5.12(d) is hereby amended and restated as follows:

(d)	Conversion.

(i)Immediately prior to Closing (as defined in the Contribution Agreement), all of the Outstanding Class B Preferred Units shall be mandatorily and automatically converted into Common Units at the Class B Conversion Rate, without further action on the part of the Partnership, the General Partner or any Class B Preferred Holder.

(ii)The Partnership shall not make any payment with respect to any accrued but unpaid and accumulated distributions as of the Conversion Date.

(iii)In lieu of issuing any fractional Common Unit upon the conversion of a Class B Preferred Unit pursuant to this Section 5.12(d), the Partnership shall, in the sole discretion of the General Partner, round the number of Common Units issued upon conversion of each Class B Preferred Unit (A) up to the nearest whole Common Unit or (B) down to the nearest whole Common Unit and pay cash in lieu of any such fractional Common Unit.

(iv)The Common Units issued upon conversion of the Class B Preferred Units pursuant to this Section 5.12(d) shall be issued in book-entry form; provided that, following such conversion, a holder of converted Class B Preferred Units may request that such Common Units be evidenced by Certificates in such form as the Board of Directors may approve.

(v)Upon conversion of the Class B Preferred Units pursuant to this Section 5.12(d), the rights of a holder of converted Class B Preferred Units as a Class B Preferred Holder shall cease with respect to such converted Class B Preferred Units, including any rights under this Agreement with respect to Class B Preferred Holders, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement. Each Class B Preferred Unit shall, as of the Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit(s) into which such Class B Preferred Unit converted.

(vi)The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class B Preferred Units. However, a Class B Preferred Holder whose Class B Preferred Units are converted shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Common Units being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties due because such Common Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(vii)All Common Units delivered upon conversion of the Class B Preferred Units in accordance with this Section 5.12(d) shall be (1) newly issued and (2) duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement and other than restrictions on transfer under applicable securities laws.

The Partnership shall comply with all applicable securities laws pertaining to the issuance of any Common Units upon conversion of Class B Preferred Units and, if the Common Units are then listed, quoted or admitted to trading on the NASDAQ or any other National Securities Exchange or other market, shall list or cause to have quoted or admitted to trading and keep listed, quoted or admitted to trading the Common Units issuable upon conversion of the Class B Preferred Units to the extent permitted or required by the rules of such exchange or market.

5.Section 5.13 is hereby amended and restated as follows:

Section 5.13	Special Provisions Relating to the Preferred Holders.

(a)Immediately upon the conversion of any Preferred Unit into Common Units pursuant to Sections 5.10(d) or 5.12(d), the Unitholder holding a Preferred Unit that is converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units.

(b)A Unitholder holding a Preferred Unit that has converted into a Common Unit pursuant to Sections 5.10(d) or 5.12(d) shall not be permitted to transfer its converted Preferred Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer, each such converted Preferred Unit should have intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, that are the same as the intrinsic economic and U.S. federal income tax characteristics that a Common Unit (other than a converted Preferred Unit) would have to such transferee upon transfer, provided that in all events such determination shall be made within two (2) Business Days of the date of conversion or receipt by the Partnership of the notice of transfer, as applicable. The General Partner shall act in good faith and shall make the determinations set forth in this Section 5.13(b) as soon as practicable following the Conversion Date or as earlier provided herein.

B.Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C.Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D.Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

E.Miscellaneous. Notwithstanding anything herein to the contrary, all measurements and references related to Unit prices, Unit numbers and distribution amounts (other than those expressed in percentages) herein, shall be, in each instance, appropriately adjusted for unit splits, combinations, distributions and the like.

F.Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

MID-CON ENERGY GP, LLC

By:/s/ Charles L. McLawhorn, III
Charles L. McLawhorn, III
Vice President, General Counsel and Secretary

THIRD AMENDMENT TO

FIRST AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF MID-CON ENERGY PARTNERS, LP